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                                                                   EXHIBIT 10.55

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is entered into as of the13th day of January, 1997, (the "Effective Date") by and between Jed B. Trosper (the "Employee") and Home Shopping Network, Inc. (the "Company").

         WHEREAS, the Company through its divisions or subsidiaries desires to employ the Employee; and

         WHEREAS, the Employee is desirous of being employed by the Company and committing to serve the Company on the terms herein provided.

         NOW, THEREFORE, in consideration of the forgoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:

         1.       Position, Responsibilities and Term of Employment.

                  1.01 Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Employee to perform the duties of Executive Vice President-Chief Financial Officer ("CFO") of the Company, and Vice President and CFO of HSN, Inc., and the Employee accepts such employment and agrees to perform in a diligent, careful and proper manner such reasonable responsibilities and duties commensurate with such position as may be assigned to Employee by the officers or other designees of the Company commencing January 13, 1997 (the "Commencement Date"). Employee acknowledges that his job responsibilities may be revised from time to time at the direction of management of the Company. During the term and as long as employment with the Company continues, Employee shall comply with the Company's policies and procedures as in effect from time to time.

                  1.02 Term. Subject to the provisions of this Agreement, the term of this Agreement shall commence upon the Effective Date and shall continue until December 31, 1999 (the "Term"), unless sooner terminated as provided in paragraph 4.

         2.       Compensation.

                  2.01 Signing Bonus. Upon execution hereof by both parties, the Company shall pay to Employee a net Fifty Thousand Dollars ($50,000) as a one time signing bonus.

                  2.02 Salary. From and after the Commencement Date through September 30, 1997, the Company shall pay Employee a salary at the rate of Two Hundred Seventy-five Thousand Dollars ($275,000) per year. Commencing on each of October 1, 1997 and October 1, 1998, Employee shall receive a salary increase of $25,000 per year. Salary may be reviewed during the Term of this Agreement in accordance with Company policy and adjusted accordingly hereunder. Employee shall be paid once every two (2) weeks or in such other regular periodic installments, at least as frequently as monthly, as salary payments are generally made by the Company to its employees.


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                  2.03 Severance. In the event that this Employment Agreement is not renewed following the end of the Term, Employee shall be entitled to payment of severance in the amount of annual base salary for the twelve months preceding expiration of the Employment Agreement.

                  2.04     Participation in Benefit Plans.

                  (a) The Employee shall be entitled to participate in, or receive benefits under, any of Company's employee benefit plans solely in accordance with the terms of such plans and, as applicable, in the discretion of management. In addition, Employee shall be granted options to purchase Ninety Thousand (90,000) shares of HSN, Inc.'s common stock pursuant to the HSN, Inc. 1995 Stock Incentive Plan (the "Plan"). Such options shall be reflected in a separate agreement which will, in accordance with the Plan, which shall provide, among other things, the terms set forth below, and shall govern all rights and obligations with respect to the vesting and expiration of such options.

                  (b) Upon involuntary termination of Employee's employment with the Company for any reason other than death, disability or for Cause, all stock options granted to Employee shall vest immediately.

                  2.05 Vacation Days. The Employee shall be entitled to four weeks of paid vacation per year which shall accrue and be available in accordance with Company policy. Employee shall receive paid holidays and sick days in accordance with the Company's policies and procedures.

                  2.06 Bonus Plans. The Employee shall be eligible to participate in the Company's bonus plans, as the same may exist, commencing fiscal year 1997.

                  2.07 Deductions. All amounts payable under this Agreement shall be subject to such deductions as may from time to time be required to be made pursuant to law or governmental regulation or by agreement with or consent of Employee.

         3. Moving Expenses. The Company shall pay the broker's commission on the sale of Employee's home, temporary living expenses up to one hundred eighty
(180) days, the packing and shipping of Employee's household goods, including up to two cars, from current home to new home, and two house-hunting trips prior to the Commencement Date. Company will also pay all normal and customary closing costs for Employee's new and old homes. Normal and customary closing costs include but are not limited to: legal fees, stamp taxes, transfer taxes, inspections, loan application fees, engineering survey, title company fees, brokerage commissions and moving expenses.

         4. Termination by Company for Any Reason.

                  4.01 Termination for Cause. Employee's employment under this Agreement may be terminated by the Company, prior to expiration of the Term, for Cause upon at least 30 days prior written notice. The term "Cause" shall mean only one or more of the following: (i) Employee's conviction by a court of competent jurisdiction (which conviction, through lapse of time or otherwise, is not subject to appeal) of any felony, fraud or business crime; (ii) Employee's possession or use of illegal drugs or prohibited substance, or Employee's excessive drinking of alcoholic beverages that impairs his ability to perform his duties under this Agreement; (iii) Employee's commission of a tort



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or act of fraud upon the Company; (iv) a breach by Employee of any of the covenants made by Employee in Sections 5 and 6 hereof; or (v) Employee's continuous failure or refusal to perform his duties under this Agreement after written notice from Employer with sixty (60) days for Employee to cure such performance deficiencies. If the Company terminates this Agreement for Cause, the Company shall pay to Employee his salary under this Agreement, until the date of termination specified in the Company's notice of termination.

                  4.02 Termination without Cause. If the Company terminates this Agreement without Cause (other than as a result of Employee's death or disability), Company shall (A) pay to Employee as liquidated damages and not as a penalty, (1) Employee's salary under this Agreement until the date of termination and (2) the amount of salary Employee would have received under this Agreement during the remainder of the then current Term if this Agreement had not been terminated, but in no event shall such payment be for a period of less than twelve (12) months and (B) maintain or pay the cost of maintaining during the remainder of the then current Term all medical and other health insurance benefits and coverage previously provided to Employee by the Company. Payment of such salary amounts shall be made periodically as described in Section 2.02. Employee shall be required to mitigate the amount of any payment provided for in this paragraph 4.02 by seeking other employment or otherwise, and the amount of any such payment shall be reduced by any compensation received by Employee as a result of his employment by any other person, firm or corporation. As a condition precedent to receipt of such damages, Employee shall be required, at the time of termination, to execute a general release and waiver in favor of the Company. In the event of termination of employment without cause, the Employer shall be required to provide Employee with excellent job references.

                  4.03 Disability. In the event that Employee shall be physically or mentally disabled so as not to be able to perform his duties pursuant to this Agreement for any period of three months or more, the Company shall have the right to terminate Employee's employment upon written notice of such termination to Employee, whereupon the Company shall continue to pay Employee his salary under this Agreement until the date of termination specified in Company's notice of termination.

                  4.04 Death. This Agreement shall terminate upon the date of death of Employee, and the Company shall be obligated to pay to the Employee's estate his salary under this Agreement until the end of the calendar month in which his death occurred. In the event of Employee's death, the Company shall be required to provide on a timely basis full disclosure to Employee's spouse of all benefits to which she would be entitled, including but not limited to, exercise of stock options.

         5. Covenant and Confidential Information.

                  (a) Non-Competition. During Employee's employment with the Company and for twelve (12) months thereafter , the Employee shall not, directly or indirectly, on behalf of the Employee or on behalf of or with any other person, enterprise or entity, in any individual or representative capacity, engage or participate in any business that is in competition with any subsidiary or affiliate of Home Shopping Network, Inc. in the United States of America in the fields of video or electronic retailing. The Employee's obligations under this paragraph shall continue during the Term and for the period after the Term set forth above, and shall not, for any reason, cease upon termination of the Employee's employment with the Company. The Employee's obligations under this paragraph shall

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become null and void if the Employee's discharge from the Company is determined in accordance with Section 9.06 hereof to be a wrongful discharge.

                  (b) Non-Solicitation. Employee shall not, during the twelve
(12) months following Employee's termination of employment with the Company , solicit the employment of any employee of the Company or its subsidiaries on behalf of any other person, firm, corporation, entity or business organization, or otherwise interfere with the employment relationship between any employee of the Company and the Company.

                  (c) Confidential Information.

                           (i) Definition. "Confidential Information" means any
information that relates to or is used in the business or operations of the Company or any of its Affiliates and that is not generally known to the public, or that is competitively sensitive to the Company or any of its Affiliates, including without limitation, customer lists, marketing methods, merchandise sources, methods of merchandising deemed proprietary by the Company, product and assortment selection, sales and price lists, product research or data, vendors, contractors, financial information, business plans and methods or other trade secrets of the Company, and all information that the Company or any of its Affiliates is required to keep confidential pursuant to any confidentiality or non-disclosure agreement or that is otherwise delivered to the Company or any of its Affiliates in confidence. Confidential Information includes information in any form whatsoever, including without limitation oral information, any notes, documents, files, records and information in any other written form, any magnetic, electric, digital and other recording medium, and any products, equipment, technology and any other tangible object.

                           (ii) Confidentiality Obligation. The Employee shall
preserve and protect the confidentiality of all Confidential Information and shall not, without the prior written consent of an executive officer of the Company or except as required in the course of the Employee's employment with the Company, (i) remove any Confidential Information from the Company's premises or disclose, make available or transmit in any manner any Confidential Information to any other person, enterprise or entity, or (ii) use, directly or indirectly, any Confidential Information for the Employee's own benefit or for the benefit of any other person, enterprise or entity. The Employee's obligations under this Paragraph 5(c)(ii) shall continue during the Term and indefinitely after the term, and shall not, for any reason, cease upon termination of the Employee's employment with the Company (whether by wrongful discharge or otherwise).

                  (d) Proprietary Rights; Assignment. All Employee Developments shall be made for hire by the Employee for the Company. "Employee Developments" means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (A) relates to the business or operations of the Company or any of its Affiliates, or (B) results from or is suggested by any undertaking assigned to the Employee or work performed by the Employee for or on behalf of the Company or any of its Affiliates, whether created alone or with others, during or after working hours. All Confidential Information and all Employee Developments shall remain the sole property of the Company and its Affiliates. The Employee shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the term. To the extent the Employee may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee




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Development, the Employee hereby assigns to the Company all such proprietary rights. The Employee shall, both during and after the Term, upon the Company's request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's rights in Confidential Information and Company Developments.

                  (e) Remedies for Breach. Employee expressly agrees and understands that the remedy at law for any breach by Employee of this Paragraph 5 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Employee's violation of any provision of this Paragraph 5, the Company shall be entitled to obtain from any court of competent jurisdiction (including without limitation in Pinellas or Hillsborough County, Florida) immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Paragraph 5 shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Paragraph 5 which may be pursued by or available to the Company.

                  (f) Tolling of Periods. In the event Employee shall violate any provision of this Paragraph 5 as to which there is a specific time period during which Employee is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

                  (g) Acknowledgment. Employee has carefully considered the nature and extent of the restrictions upon Employee and the rights and remedies conferred upon the Company under this Paragraph 5, and Employee acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition, which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of the Company, do not confer a benefit upon the Company disproportionate to the detriment to Employee and are material provisions without which the Company would not employ Employee pursuant to this Agreement.

         6. Time to be Devoted by Employee. Employee agrees to devote substantially all of his business time, attention, efforts and abilities to the business of the Company and to use his best efforts to promote the interests of the Company.

         7. Delivery of Materials. Employee agrees that upon the termination of his employment he will deliver to the Company all documents, papers, materials and other property of the Company relating to its affairs which may then be in his possession or under his control.

         8. Assignment.

                  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or the Employee.


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         9. Miscellaneous.

                  9.01 Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and Employee relating to the subject matter hereof. This Agreement supersedes and cancels all prior agreements between Company and Employee, whether written or oral, relating to the employment of Employee.

                  9.02 Governing Law. This Agreement shall be construed in accordance with, and governed for all purposes by, the laws of the State of Florida.

                  9.03 Notice. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three days after being sent by United States certified mail, postage prepaid, with return receipt requested to, the parties at their respective addresses set forth below:

                           (a)  To the Company:   Home Shopping Network, Inc.
                                                  2501 118th Avenue North
                                                  St. Petersburg, FL 33716
                                                  Attn:  Legal Department

                           (b)  To the Employee:  Jed B. Trosper
                                                  4805 Woodmere Rd.
                                                  Tampa, FL 33609

                  9.04 Severability. If any paragraph, subparagraph or provision hereof is found for any reason whatsoever to be invalid or inoperative, that paragraph, subparagraph or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

                  9.05 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment or waiver is to be enforced. The Waiver by any party of a breach of any provision of this Agreement shall not operate to, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

                  9.06 Arbitration of Dispute. Except as set forth in Section 5, any controversy or claim arising out of or relating to this Agreement or to the breach thereof or to Employee's employment



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by the Company (other than claims expressly excluded by statute) shall be settled exclusively by binding arbitration conducted in the City of Tampa, Florida in accordance with the commercial rules of the American Arbitration Association then in effect (the "Rules"), by a single, independent arbitrator selected by the Company and Employee. If the parties can not agree on an arbitrator, within thirty (30) days of the commencement of an arbitration proceeding hereunder, either party may request that the American Arbitration Association select a candidate, with experience in employment law, in accordance with the Rules. The decision of the arbitrator shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The cost of any arbitration proceeding conducted hereunder shall be borne equally between Employee and the Company unless otherwise determined by the arbitrator. By signing this Agreement, Employee agrees that all disputes, except as set forth in the first sentence hereof, will be decided by mutual arbitration, and Employee is giving up any right to a jury trial or court trial.

                  9.07 Survival of Rights and Obligations. All rights and obligations of the Employee or the Company arising during the term of this Agreement shall continue to have full force and effect after the date that this Agreement terminates or expires.

                  9.08 Confidentiality. The parties agree that confidentiality is an important element of this Agreement and that neither party will disclose its terms to another employee or other third party, except that the Company may disclose this Agreement to such of its employees it deems necessary or otherwise as may be required by any securities law or other law or regulation.

                  9.09 Counterparts. This Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.


EMPLOYEE                                             HOME SHOPPING NETWORK, INC.


   /s/ Jed B. Trosper                                By:  /s/ James G. Gallagher
------------------------                                ------------------------
Jed B. Trosper
                                                     Name:
                                                          ----------------------
                                                     Title:
                                                           ---------------------







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